AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE January 1, 2005

THE PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA

(hereinafter referred to as “THE COMPANY”)

213 Washington Street

Newark, New Jersey 07102-2992

And

OPTIMUM RE INSURANCE COMPANY

(hereinafter referred to as “THE REINSURER”)

3434 Fairmount Street

Dallas, Texas 75219-4701

                                                                              Table of Contents

1. PARTIES TO THE AGREEMENT	4

2. EFFECTIVE DATE OF THE AGREEMENT	4

3. SCOPE OF THE AGREEMENT	4

4. DURATION OF THE AGREEMENT	4

5. BASIS OF REINSURANCE	4

6. AUTOMATIC REINSURANCE TERMS	5
•	CONVENTIONAL UNDERWRITING	5
•	RESIDENCE AND TRAVEL	5
•	OCCUPATION	5
•	AUTOMATIC ACCEPTANCE LIMIT	5
•	JUMBO LIMIT	5
•	MINIMUM CESSION	5
•	FACULTATIVE QUOTES	5

•	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE	6
•	AUTOMATIC PORTION REINSURED	6
•	AUTOMATIC PORTION RETAINED	6

•	AUTOMATIC REINSURANCE NOTICE PROCEDURE	6

•	FACULTATIVE REINSURANCE	6

10.	COMMENCEMENT OF REINSURANCE COVERAGE	6
•	AUTOMATIC REINSURANCE	6
•	FACULTATIVE REINSURANCE	7

11. REINSURANCE PREMIUM RATES	7
•	LIFE REINSURANCE	7
•	RATES NOT GUARANTEED	7

12. PAYMENT OF REINSURANCE PREMIUMS	8
•	PREMIUM DUE	8
•	FAILURE TO PAY PREMIUMS	8
•	PREMIUM ADJUSTMENT	8

13. SECURITY REQUIRED FROM REINSURER	89

14. PREMIUM TAX REIMBURSEMENT	9

15. DAC TAX AGREEMENT	9

16. REPORTS	10

17. RESERVES FOR REINSURANCE	10

•	CLAIMS	10
•	NOTIFICATION OF CLAIMS	10
•	AMOUNT AND PAYMENT OF BENEFITS	10
•	LIVING NEEDS BENEFITS	11
•	CLAIM SETTLEMENTS	11
•	CLAIM EXPENSES	11
•	EXTRACONTRACTUAL DAMAGES	11

•	MISREPRESENTATION, SUICIDE, AND MISSTATEMENT	12

20.	POLICY CHANGES	12
•	NOTICE	12
•	INCREASES	12
•	REDUCTION OR TERMINATION	12
•	PLAN CHANGES	1212
•	DEATH BENEFIT OPTION CHANGES	13
•	REDUCED PAID-UP INSURANCE	13

•	RECAPTURE	13

•	REINSTATEMENTS	1514
•	AUTOMATIC REINSTATEMENT	1514
•	FACULTATIVE REINSTATEMENT	1514
•	PREMIUM ADJUSTMENT	1514

•	ERRORS AND OMISSIONS	1514

•	INSOLVENCY	15

•	ARBITRATION	16
•	GENERAL	16
•	NOTICE	16
•	PROCEDURE	16
•	COSTS	1716

•	GOOD FAITH	1716

27. REPRESENTATIONS AND WARRANTIES	1716

•	CONFIDENTIALITY	1817

•	MEDICAL INFORMATION BUREAU	1918

•	GOVERNING LAW	1918

•	ASSIGNMENT	1918

•	ACCESS TO RECORDS	19

•	SEVERABILITY	19

•	REINSURANCE ADMINISTRATION	19

•	NONWAIVER	20

36. COUNTERPARTS	20

•	FINANCIAL REPORTS	20
•	OFFSET	20
•	SURVIVAL	20
•	SERVICE OF SUIT	2019

36. COUNTERPARTS	19

•	FINANCIAL REPORTS	19
•	OFFSET	19
•	SURVIVAL	19
•	SERVICE OF SUIT	19
•	NOTICES	20
•	MATERIAL BREACH	2120

ATTACHMENTS:

SCHEDULE A – REINSURANCE COVERAGE

SCHEDULE B – AUTOMATIC AND FACULTATIVE REINSURANCE PREMIUMS

SCHEDULE C – REPORTING INFORMATION – INFORMATION ON RISKS REINSURED

SCHEDULE D – MONTHLY BILLING AND ACCOUNTING SUMMARY

SCHEDULE E – FACULTATIVE REINSURANCE APPLICATION

SCHEDULE F – FACULTATIVE REINSURANCE NOTIFICATION

SCHEDULE G – CARRIER FACT SHEET

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

1.	PARTIES TO THE AGREEMENT

This Agreement is solely between THE REINSURER and THE COMPANY, a life insurance company domiciled in New Jersey. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between THE REINSURER and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee. THE COMPANY agrees that it will not make THE REINSURER a party to any litigation between any such third party and THE COMPANY. THE COMPANY will not use or disclose THE REINSURER’s name with regard to THE COMPANY's agreements or transactions with these third parties unless THE REINSURER gives prior written approval for the use or disclosure of its name or unless THE COMPANY is compelled by law to do so.

The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of (1) when this Agreement terminates and (2) when the underlying policies are no longer in force. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.	EFFECTIVE DATE OF THE AGREEMENT

This Agreement will incept on the date hereof, to be effective as of 12:01 A.M., January 1, 2005, and will cover policies effective on and after that date.

3.	SCOPE OF THE AGREEMENT

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement. The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties.

4.	DURATION OF THE AGREEMENT

The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new business at any time by giving the other a 90-day prior written notice. THE REINSURER will continue to accept new reinsurance during the 90-day period.

Existing reinsurance will not be affected by the termination of this Agreement with respect to new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the underlying policies on which the reinsurance is based and THE REINSURER fulfills all of its obligations under this Agreement, provided that THE COMPANY continues to pay reinsurance premiums as described in Section 12. However, existing reinsurance may be terminated in accordance with the recapture provision described in Section 21.

5.	BASIS OF REINSURANCE

Reinsurance under this Agreement will be on the Yearly Renewable Term basis on the portion of each policy that is reinsured as described in Schedule A.

6.	AUTOMATIC REINSURANCE TERMS

THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the following requirements:

a.

CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue practices as indicated in the underwriting guidelines THE COMPANY provides to THE REINSURER.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the underwriting practices. The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change. Recognition of reinsurance premium rates related to these changes must be determined within the 120-day period. If the underwriting change or rate change is unacceptable to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

If, however, THE COMPANY makes a significant change to its underwriting and issue rules and fails to provide 120-day advance written notice to THE REINSURER in accordance with this section of the agreement, and such change would have resulted in a reinsurance premium rate increase, both parties will make a reasonable good faith effort to negotiate the appropriate reinsurance premiums for the policies affected by such change before THE COMPANY can exercise its right to recapture them in accordance with Section 21.

If any policy or policies that should have been recaptured in accordance with the preceding paragraph are omitted or overlooked, acceptance of reinsurance premiums after the date the recapture should have taken place will not cause THE REINSURER to be liable for the amount of the risk that should have been recaptured. THE REINSURER will be liable only for a refund of reinsurance premium paid.

b.

RESIDENCE AND TRAVEL. To be eligible for automatic reinsurance, each insured must be a resident of the United States or Canada at the time of issue. However, automatic reinsurance will not be available if the conditions stated in Foreign Travel Exclusions in Schedule A apply. The Foreign Travel Exclusion List is reviewed and updated periodically.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.

JUMBO LIMIT. For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies, including any amounts to be replaced as stated in the application or signed amendment, if any, shall not exceed the Jumbo Limit as shown in Schedule A.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.	FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to THE REINSURER or any other reinsurer.

7.	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE

a.	AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

b.	AUTOMATIC PORTION RETAINED. THE COMPANY will retain, and not otherwise reinsure, an amount of insurance on each life equal to its retention shown in Schedule A.

8.	AUTOMATIC REINSURANCE NOTICE PROCEDURE

After the policy has been paid for and delivered, THE COMPANY will submit, or cause to be submitted, to THE REINSURER all relevant individual policy information, as defined by Schedule C.

9.	FACULTATIVE REINSURANCE

THE COMPANY may apply for facultative reinsurance with THE REINSURER on a risk if the automatic reinsurance terms are not met or if the terms are met and it prefers to apply for facultative reinsurance. To obtain a facultative reinsurance quote, THE COMPANY must submit, or cause to be submitted, the following:

a.	A form substantially similar to the “Application for Reinsurance” form shown in Schedule E.

b.	Copies of the original insurance application, medical examiner’s reports, financial information, and all other papers and information regarding the insurability of the risk.

After receipt of THE COMPANY’s application, THE REINSURER will promptly examine the material and notify THE COMPANY either of the terms and conditions of THE REINSURER’s offer for facultative reinsurance or that no offer will be made. THE REINSURER’s offer expires 120 days after the offer is made unless the written offer specifically states otherwise. If THE COMPANY accepts THE REINSURER’s offer, then THE COMPANY will make a dated notation of its acceptance in its underwriting file and mail as soon as possible a formal reinsurance cession to THE REINSURER using a form substantially similar to the Notification of Reinsurance form shown in Schedule F. If THE COMPANY does not accept THE REINSURER’s offer, then THE COMPANY will notify THE REINSURER in writing as soon as possible.

10.	COMMENCEMENT OF REINSURANCE COVERAGE

Commencement of THE REINSURER’s reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

a.

AUTOMATIC REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with THE COMPANY’s contractual liability for the policy reinsured.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement if all of the conditions for automatic reinsurance coverage under Section 6 of this Agreement are met. THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement is limited to the lesser of (1) THE REINSURER’s reinsured portion of the face amount of the policy and (2) $50,000.

The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts, temporary insurance agreements or limited insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

b.

FACULTATIVE REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when (1) THE COMPANY accepts THE REINSURER’s offer by making a dated notation of its acceptance in its underwriting file and sending an email notification to THE REINSURER and (2) the policy has been issued.

In accordance with number (1) of the preceding paragraph, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement if: (1) the policy is prepaid, (2) THE REINSURER has made a binding offer, and (3) THE COMPANY has accepted that offer by sending an email notification provided THE COMPANY has not received notice of the insured’s death. THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement will be limited to the lesser of 1) THE REINSURER’s reinsured portion of the face amount of the policy and 2) the portion of $1,000,000 that is derived as the amount of capacity reserved by THE COMPANY from THE REINSURER divided by the sum of the total amount of capacity reserved by THE COMPANY from all reinsurers and the amount to be retained by THE COMPANY.

The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts or temporary insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

11.	REINSURANCE PREMIUM RATES

a.	LIFE REINSURANCE. The reinsurance premiums per $1000 are shown in Schedule B.

Reinsurance premiums for renewals will be calculated using (1) the issue age of the insured under the policy, (2) the duration since issuance of the policy and (3) the current underwriting classification. Reinsurance premiums for this Agreement will be based on the rating class in accordance with THE COMPANY’s normal underwriting rules, exceptions and issue practices.

b.	RATES NOT GUARANTEED.

i. New Business

Although THE REINSURER anticipates that the premium rates in Schedule B will apply indefinitely, THE REINSURER reserves the right to change the rates at any time. THE REINSURER guarantees only that the premium rates applicable to business received under this Agreement will not exceed the YRT net premiums at the applicable statutory minimum valuation selectand ultimate mortality table and statutory maximum interest rate for the reinsured business. If THE REINSURER changes the rates, it will give THE COMPANY a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

ii. Inforce

Although THE REINSURER anticipates that the premium rates in Schedule B will apply indefinitely, THE REINSURER reserves the right to change the rates at any time. THE REINSURER guarantees only that the premium rates applicable to business received under this Agreement will not exceed the YRT net premiums at the applicable statutory minimum valuation select and ultimate mortality table and statutory maximum interest rate for the reinsured business. If THE REINSURER changes rates when THE COMPANY has not changed its charges to the customer, THE COMPANY may recapture the reinsurance under Section 21 of this Agreement. If THE COMPANY changes its charges to the customer, THE REINSURER has the right to change its rates, but any change by THE REINSURER must be proportionate to THE COMPANY’s change. If THE REINSURER’s change is not proportionate to THE COMPANY’s change, then THE COMPANY may recapture the reinsurance under Section 21 of this Agreement.

12.	PAYMENT OF REINSURANCE PREMIUMS

a.

PREMIUM DUE. For each policy reinsured under this Agreement, reinsurance premiums are payable on a policy month basis. These premiums are due on the issue date and on each subsequent policy month anniversary. Each month, THE COMPANY will calculate the amount of monthly premiums as the amount equal to 1/12 of the annual reinsurance premium as defined in Section 11.

Within 30 days after the close of each reporting period, THE COMPANY will send, or cause to be sent, to THE REINSURER a statement of account for that period along with payment of the full balance due. On any payment date, monies payable between THE COMPANY and THE REINSURER under this Agreement may be netted to determine the payment due. This offset will apply regardless of the insolvency of either party as described in Section 24, to the extent permitted by law. If the statement of account shows a balance due THE COMPANY, THE REINSURER will remit that amount to THE COMPANY within 30 days of receipt of the statement of account. All financial transactions under this Agreement will be in United States dollars. If the reinsurance premium cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when such information is available.

b.

FAILURE TO PAY PREMIUMS. If reinsurance premiums are 90 days past due, for reasons other than those due to error or omission as defined below in Section 23, the premiums will be considered in default and THE REINSURER may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period. THE COMPANY will be liable for the prorated reinsurance premiums until the termination date and THE REINSURER will be liable for benefits until the termination date. THE REINSURER will have no further liability after the termination date. THE COMPANY agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

Subject to Section 22, THE COMPANY may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination. However, THE REINSURER will have no liability for claims incurred between the termination date and the reinstatement date.

c.

PREMIUM ADJUSTMENT. If THE COMPANY overpays a reinsurance premium and THE REINSURER accepts the overpayment, THE REINSURER’s acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability. Instead, THE REINSURER will be liable to THE COMPANY for a credit in the amount of the overpayment. If a reinsured policy terminates, THE REINSURER will refund the excess reinsurance premium. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

13.	SECURITY REQUIRED FROM REINSURER

Until such time as THE REINSURER obtains a "Qualified Rating" (as defined below) which is at least as high as the minimum level required by THE COMPANY, THE REINSURER will provide, on a timely basis, security, subject to a maximum of $500,000, in the form of any of the following: (1) a letter of credit that meets the requirements set forth in the 'Letter of Credit Provisions' in Section 12 of Schedule A., (2) amounts to be held on deposit as set forth in the 'Funds Withheld Provisions' in Section 13 of Schedule A (3) 'Assets in Trust' as described in the ‘Trust Agreement Provisions’ in Section 14 of Schedule A or (4) any combination of the above.

"Qualified Rating" shall mean the issuance of an insurance company long-term, financial strength rating from either Moody Investor Services, Inc., or Standard & Poors Corporation that remains in effect, that has not been suspended or withdrawn, and that was issued as a result of the full interactive ratings review process (including interviews with senior management) by the Major Rating Agency in question. (Use of the modifiers "Q" or "Pi" by S&P or any similar indication that a rating is a "qualified" or "limited" rating by any other of the Major Rating Agencies means that the rating does not constitute a "Qualified Rating" for purposes of this Agreement.)

14.	PREMIUM TAX REIMBURSEMENT

See Schedule B.

15.	DAC TAX AGREEMENT

THE COMPANY and THE REINSURER, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) as promulgated under the Internal Revenue Code, as found in Title 26 of the United States Code, hereinafter referred to as the Regulations and the IRC. Both parties agree to make the election contemplated by this Section 15 by timely attaching to their U.S. tax returns the schedule contemplated by Section 1.848-2(g)(8)(ii) of the Regulations. Furthermore, the parties agree to the following:

a.

For each taxable year under this Agreement, the party with the net positive consideration, as defined in the Regulations, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 (c) (1);

b.

THE COMPANY and THE REINSURER agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the U.S. Internal Revenue Service;

c.	THE COMPANY will submit to THE REINSURER by May 1 of each year its calculation of the net consideration for the preceding calendar year.

d.

THE REINSURER may contest such calculation by providing an alternative calculation to THE COMPANY in writing within 30 days of THE REINSURER's receipt of THE COMPANY's calculation. or May 1st, if later. If THE REINSURER does not so notify THE COMPANY, THE REINSURER will report the net consideration as determined by THE COMPANY in THE REINSURER's tax return for the previous calendar year;

e.

If THE REINSURER contests THE COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date THE REINSURER submits its alternative calculation. If THE COMPANY and THE REINSURER do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both THE COMPANY and THE REINSURER within 20 days after the expiration of such 30-day period.

f.

THE COMPANY and THE REINSURER agree that this election shall first be effective for the 2005 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

THE REINSURER and THE COMPANY represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the IRC of 1986, as amended.

16.	REPORTS

The reporting period is shown in Schedule A. For each reporting period, THE COMPANY will submit reports to THE REINSURER with information that is substantially similar to the information displayed in Schedule C.

In addition, the reports will include a billing and accounting summary and a policy exhibit summary similar to the reports shown in Schedule D.

Within 15 business days after the end of each calendar year, THE COMPANY will submit a reserve summary similar to that shown in Schedule D. This reserve summary will only provide reserves calculated using the 1980 CSO Ultimate ALB mortality table. THE COMPANY will also submit this reserve summary within 10 business days after the end of each other calendar quarter.

17.	RESERVES FOR REINSURANCE

See Schedule A.

18.	CLAIMS

a.

NOTIFICATION OF CLAIMS. THE COMPANY will notify THE REINSURER as soon as reasonably possible after THE COMPANY receives a claim for a policy reinsured under this Agreement. In addition, THE COMPANY will provide THE REINSURER with notification of contested claims along with the relevant documentation, for all claims incurred within the first two policy years on policies where THE REINSURER’s net amount at risk is in excess of $100,000.

After THE COMPANY has received all proper claim proofs and paid the claim, THE COMPANY will notify THE REINSURER that a claim is due under this Agreement. THE COMPANY will send to THE REINSURER an itemized statement of amounts due THE COMPANY under this Agreement along with all relevant information with respect to the claim, including the claim proofs. However, claim proofs will not be required by THE REINSURER if THE REINSURER’s net amount at risk is less than or equal to $100,000 and THE COMPANY has paid the claim in full. In such cases, THE COMPANY will provide THE REINSURER with the cause of death.

b.	AMOUNT AND PAYMENT OF BENEFITS. As soon as THE REINSURER receives proper claim notice and any required proof of the claim, reinsurance benefits are due and payable to

THE COMPANY. Payment of the benefits will be made in a single sum, regardless of THE COMPANY’s settlement options. THE COMPANY's contractual liability for claims is binding on THE REINSURER. The maximum benefit payable to THE COMPANY under each reinsured policy is the amount specifically reinsured with THE REINSURER. In the event that THE REINSURER has not paid undisputed reinsurance benefits to THE COMPANY within sixty days of the due date, THE COMPANY may charge interest on the amount due at an interest rate equal to the London Interbank Offer Rate, U.S. Denomination-Fixed Three-month, (LIBOR), as of when the payment was due. In addition, in the event that undisputed reinsurance benefits are sixty days past due, THE COMPANY may recapture the reinsurance as described in Section 21.

c.

LIVING NEEDS BENEFITS. Living Needs Benefit claims will be administered in the same way as a death claim and Living Needs Benefit claims, both full and partial, will be specifically identified as such on the lists of claims paid.

d.

CLAIM SETTLEMENTS. THE REINSURER agrees that THE COMPANY will use its standard claim practices and guidelines in the adjudication of all claims on policies reinsured under this Agreement. THE REINSURER has the right to inspect, at the COMPANY's offices, the COMPANY's written claims practices and guidelines. Once THE REINSURER has been notified of a contestable claim in accordance with subsection a. above, THE REINSURER will have two business days to review the information and offer advice to THE COMPANY as to whether the claim should be paid or denied. If there is a disagreement between THE COMPANY and THE REINSURER as to whether THE COMPANY should pay or deny the claim, THE COMPANY will make a reasonable effort to secure mutual agreement between the parties. Any advice offered by THE REINSURER will not be binding on THE COMPANY.

THE COMPANY will advise THE REINSURER of any intention to contest a claim involving a policy reinsured hereunder and provide THE REINSURER with copies of all relevant documents. THE REINSURER may choose not to participate in the contest of a Contestable Claim. THE REINSURER will have 10 business days to communicate its decision whether to participate in the contested claim. If THE REINSURER chooses not to participate, it will discharge its liability by immediately paying to THE COMPANY the full amount of THE REINSURER’s liability on the portion of the policy reinsured under this Agreement, regardless of any subsequent outcome of such contest.

e.

CLAIM EXPENSES. THE REINSURER will pay its share of any interest paid by THE COMPANY on any claim payment. In addition, THE REINSURER will pay its share of the unusual expense of THE COMPANY of adjudicating contestable claims. The term “unusual expense” shall mean all expenses of THE COMPANY associated with the contestable claim other than normal and customary claim administration expenses that are commonly incurred with the normal and customary settlement of non-contestable claims. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that THE COMPANY admits are payable are not a claim expense under this Agreement. Notwithstanding the above, THE REINSURER will not be liable for any portion of interest or unusual expenses for any period of time after THE REINSURER chooses not to participate in a contested, compromised or litigated claim.

f.

EXTRACONTRACTUAL DAMAGES. THE REINSURER will not participate in punitive or compensatory damages, which are awarded against THE COMPANY as a result of an act, omission or course of conduct committed by THE COMPANY in connection with the policies reinsured under this Agreement. THE REINSURER will, however, pay its share of THE COMPANY’s share of statutory penalties awarded against THE COMPANY in connection with the policies reinsured under this Agreement. The parties recognize that circumstances may arise in which equity would require THE REINSURER, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which THE REINSURER was an active party and in writing either directed, consented to, or ratified the act, omission, or course of conduct of THE COMPANY which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, THE COMPANY and THE REINSURER would share such damages assessed in equitable proportions.

For purposes of the provision, the following definitions will apply:

“Punitive Damages” are those damages awarded as a penalty, the amounts of which are not governed or fixed by statute;

“Statutory Penalties” are those amounts that are awarded as a penalty, but are fixed in amount by statute;

“Compensatory Damages” are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

19.	MISREPRESENTATION, SUICIDE, AND MISSTATEMENT

If either a misrepresentation on an application or a death of an insured by suicide results in the return of policy premiums by THE COMPANY under the policy rather than payment of policy benefits, THE REINSURER will refund all of the reinsurance premiums paid for that policy to THE COMPANY. If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

20.	POLICY CHANGES

a.

NOTICE. If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy. THE COMPANY will notify THE REINSURER of the change in THE COMPANY's next report as stated in Section 16.

b.

INCREASES. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets THE COMPANY’s automatic underwriting requirements and THE COMPANY approves the increase under the policy, then the increase will be added to the policy as a new layer. The increase layer will have a separate policy record and its own effective date. The automatic reinsurance will be continued on the original policy and the new layer will be reinsured on a facultative basis if either the automatic binding or jumbo limit is exceeded. The portion of the layer reinsured under this Agreement is equal to the amount shown in Schedule A. Increase layers with an effective date after the termination of this Agreement for new business will not be reinsured under this Agreement.

If a request for an increase is made for a reinsured policy and the insured meets THE COMPANY’s automatic underwriting requirements and a new policy is issued on one of the plans shown in Schedule A for the higher amount, then reinsurance under the old policy will cease as of the effective date of the change, and reinsurance under the new policy will commence as of the effective date of the new policy.

If a request for an increase on a reinsured policy is granted without the insured meeting THE COMPANY’s requirements, then reinsurance on the increase will not be allowed.

If a request for an increase does not meet all of the terms of automatic reinsurance, then THE COMPANY may apply for facultative reinsurance as stated in Section 9.

c.	REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

d.

PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then the reinsurance, with respect to the reinsured policy, under this Agreement will cease as of the effective date of the change.

If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met THE COMPANY’s underwriting requirements for the plan change, then reinsurance will commence as of the policy date of the new plan.

e.

DEATH BENEFIT OPTION CHANGES. If the death benefit option under a reinsured policy is changed, then the face amount of insurance is either increased or decreased, so that the net amount at risk reinsured under this Agreement immediately after the change will be the same as immediately before the change.

f.

REDUCED PAID-UP INSURANCE. If any policy reinsured under this Agreement is changed to Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted proportionately and reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated using (1) the issue age of the original policy, (2) the duration since issuance of the original policy and (3) the underwriting classification immediately prior to the change to Reduced Paid-Up Insurance.

21.	RECAPTURE

At any time during the term of the Agreement, THE COMPANY may elect to recapture in full the coverage reinsured under this Agreement following the occurrence of any of the following events:

1)

Non-payment of reinsurance claims that are not in dispute, that are 60 calendar days past due from THE REINSURER provided that THE COMPANY provides THE REINSURER with 30 days prior written notice and that payment is not received within that 30 day period.

2)	THE REINSURER is deemed insolvent as described in Section 24.

3)	A change in premium rates that is unacceptable to THE COMPANY in accordance with Section 11b.

4)	Any representation or warranty made by THE REINSURER under this Agreement proves to be untrue in any material respect.

5)

The REINSURER fails to provide security in the form of either a letter of credit, funds withheld or a trust agreement, in accordance with the “Security” provision of this Agreement, provided that THE COMPANY provides THE REINSURER with 30 days prior written notice and that such security is not received within that 30 day period.

In addition, at any time after the twentieth policy anniversary, THE COMPANY may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for THE COMPANY and all of its affiliates, collectively, subsequent to the date of policy issue on policies where maximum retention has been reached. These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A. The portion of the coverage that may be recaptured must be directly related to the increase in the limits. To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by THE COMPANY. Furthermore, the portion that may be recaptured from THE REINSURER would be determined as THE REINSURER’s prorata share of the total portion reinsured with all reinsurers.

If THE COMPANY elects to recapture the risks ceded to THE REINSURER under this Agreement as stated above, it will do so by giving written notice to THE REINSURER. Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in THE COMPANY’s notice. If THE COMPANY does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon THE REINSURER’s receipt of the notice.

If a policy is recaptured, THE REINSURER will pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture. THE REINSURER shall not be liable, under this Agreement, for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.

In the event THE COMPANY exercises its recapture right due to THE REINSURER’s failure to provide security in the form of a bank letter of credit, Funds Withheld, or Trust Agreement in accordance with the “Security” provision of this reinsurance agreement, a payment will be made between the parties.

The payment shall be based on the formula below and shall be calculated as of the date of recapture using assumptions (excluding margins for adverse deviations) for mortality, expenses, lapses and interest, which were in effect as of the effective date of this Agreement.

The payment will equal PVFB (t) plus PVFE (t) minus ((1 minus (PVFP (0) divided by PVFGP (0))) times PVFGP (t)), where

PVFB (t) equals Present Value of Future Benefits at time, t

PVFE (t) equals Present Value of Future Expenses at time, t

PVFGP (t) equals Present Value of Future Gross Reinsurance Premiums at time, t

PVFP (0) equals Present Value of Future Profits at time, 0, which equals PVFGP (0) minus PVFB (0) minus PVFE (0),

t equals the number of whole years that each policy was in force as of the time of recapture

In the event that the payment as calculated according to the formula above is greater than zero, the payment will be made by THE COMPANY to THE REINSURER. In the event that the amount of the payment is less than zero, the payment will be made by THE REINSURER to THE COMPANY.

No exercise by THE COMPANY of any recapture right, other than THE REINSURER’s failure to provide security in accordance with the “Security” provision of this reinsurance agreement, will give rise to any claim for damages, lost profits, or other forms of compensation to THE REINSURER, other than payment of a prorated sum for any amount that might be due and owing under the reinsurance treaty up to the effective date of the recapture.

22.	REINSTATEMENTS

a.

AUTOMATIC REINSTATEMENT. If THE COMPANY reinstates a policy that was originally ceded to THE REINSURER as automatic reinsurance using conventional underwriting practices, then THE REINSURER’s reinsurance for the policy shall be reinstated.

b.

FACULTATIVE REINSTATEMENT. If THE COMPANY has been requested to reinstate a policy that was originally ceded to THE REINSURER as facultative reinsurance and the reinstatement is processed under THE COMPANY’s Long Form Reinstatement Process, then THE COMPANY will re-submit the appropriate evidence for the case to THE REINSURER for underwriting approval before the reinsurance can be reinstated.

c.	PREMIUM ADJUSTMENT. Reinsurance premiums for the interval during which the policy was lapsed will be paid to THE REINSURER by THE COMPANY.

23.	ERRORS AND OMISSIONS

If either THE REINSURER or THE COMPANY fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect. If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred.

If it is not possible to restore each party to the position it would have occupied had the error not occurred, the parties shall endeavor in good faith to fashion a resolution to the situation created by the error that is fair and reasonable and most closely approximates the intent of the parties as evidenced by this Agreement. Any gross negligent or deliberate acts or omissions by THE COMPANY or its agents regarding the insurance ceded are the responsibility of THE COMPANY and its liability insurer, if any, but not that of THE REINSURER.

This Section will not apply to any facultative submission until THE COMPANY has sent an email notification to THE REINSURER within the maximum timeframe in accordance with Section 10 (b).set forth in Section 9(b).

This Section will not apply to any facultative submission where THE COMPANY has sent an email notification to THE REINSURER in due timewithin the maximum timeframe set forth in Section 9(b) and thereafter incorrectly advised THE REINSURER to close its file.

No errors shall be corrected after seven (7) years has elapsed following the date the error occurred.

24.	INSOLVENCY

For the purpose of this Agreement, THE COMPANY or THE REINSURER shall be deemed “insolvent” if one or more of the following occurs:

a.	A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either THE COMPANY or THE REINSURER; or

b.	Either THE COMPANY or THE REINSURER is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

c.

Either THE COMPANY or THE REINSURER becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of THE COMPANY or THE REINSURER, as the case may be.

In the event of the insolvency of THE COMPANY, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement shall be payable by THE REINSURER directly to THE COMPANY or to its liquidator, receiver, or statutory successor on the basis of the liability of THE COMPANY under the contract or contracts reinsured without diminution because of the insolvency of THE COMPANY. It is understood, however, that in the event of the insolvency of THE COMPANY, the liquidator or receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against THE COMPANY on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding, and during the pendency of such claim THE REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to THE COMPANY or is liquidator or receiver or statutory successor.

In the event of the insolvency of THE REINSURER, THE REINSURER will be bound by any legal directions imposed by its liquidator, conservator, or statutory successor. However, and if not in conflict with such legal directions, THE COMPANY shall have the right to cancel this Agreement with respect to occurrences taking place on or after the date THE REINSURER first evidences insolvency. Such right to cancel shall be exercised by providing THE REINSURER (or its liquidator, conservator, receiver or statutory successor) with a written notice of THE COMPANY’s intent to recapture ceded business. If THE COMPANY exercises such right to cancel and recapture ceded business, such election shall be made without any premature recapture fee. Upon such election, THE COMPANY would still be liable for any unpaid premium and responsible to report the pendency of any claim with an effective date prior to the date of recapture. THE REINSURER, its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture. THE REINSURER, its liquidator, receiver or statutory successor will also pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture.

25.	ARBITRATION

a.

GENERAL. All disputes and differences under this Agreement that cannot be amicably agreed upon by the parties shall be decided by arbitration. The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industry. The arbitrators will consider this Agreement as an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitration shall take place within the United States.

b.

NOTICE. To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

c.

PROCEDURE. Arbitration will be heard before a panel of three disinterested arbitrators. The arbitrators will be current or former executive officers or employees of life insurance or reinsurance companies; however, these companies will not be either party or any of their reinsurers or affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the date of the mailing of the notification initiating the arbitration, then select the third arbitrator.

Should either party fail to appoint an arbitrator within 30 business days after the other party has given written notice of its arbitrator appointment, the party that has given notice of its arbitrator appointment may appoint the second arbitrator. Should the two initial arbitrators be unable to agree on the choice of a third arbitrator, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots on the final selection. If this candidate declines to serve, then the candidate last eliminated will be approached to serve. This process will be repeated until a candidate has agreed to serve as the third arbitrator. Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. In no event will this date be later than 6 months after the appointment of the third arbitrator. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

d.

COSTS. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally the cost of the third arbitrator unless the arbitration panel decides otherwise.

•	GOOD FAITH

Each party agrees that all matters with respect to this Agreement require its utmost good faith.

27.	REPRESENTATIONS AND WARRANTIES

THE COMPANY represents and warrants to THE REINSURER that it is solvent in all jurisdictions in which it does business or is licensed. THE REINSURER represents and warrants to THE COMPANY that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. Each party affirms that it has and will continue to disclose all matters material to this Agreement and each policy reinsured hereunder. Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ownership or control.

THE COMPANY represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of New Jersey.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE COMPANY to cede the Policies covered hereunder.

e.

It will take no unauthorized action that would encourage the policyholders whose policies are reinsured under this Agreement to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement, without the consent of THE REINSURER.

f.

THE COMPANY acknowledges that THE REINSURER is entering into this Agreement in reliance upon these representations and warranties of THE COMPANY, and THE COMPANY agrees that THE REINSURER may terminate the reinsurance hereunder if, at any point in the future during the term of this Agreement, these representations and warranties are no longer true and correct in any material respect.

THE REINSURER represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of Texas.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE REINSURER to provide the reinsurance covered hereunder.
e.

As part of THE COMPANY’s due diligence process, THE REINSURER has provided a completed copy of the Reinsurance Carrier Fact Sheet, a copy of which is attached in Schedule G. Each and every year, after THE REINSURER has completed its Annual Statement, THE COMPANY will send a request to THE REINSURERwill to update the information included in The Reinsurance Carrier Fact Sheet. In addition, from time to time, THE REINSURER will update the information included in the Carrier Fact Sheet as requested by THE COMPANY or if there are material changes to the information provided. The information included in the Reinsurance Carrier Fact Sheet is true and accurate as of the date shown on the Fact Sheet.

f.

THE REINSURER acknowledges that THE COMPANY is entering into this Agreement in reliance upon these representations and warranties of THE REINSURER, and THE REINSURER agrees that THE COMPANY’s right of recapture under Section 21 of this Agreement will be triggered if, at any point in the future during the term of this Agreement, these representations and warranties are no longer true and correct.

28.	CONFIDENTIALITY

THE REINSURER agrees to regard and preserve as confidential all information and material which is related to THE COMPANY’s business and/or customers that may be obtained by THE REINSURER from any source as a result of this Agreement. THE REINSURER will not, without first obtaining THE COMPANY’s prior written consent disclose to any person, firm or enterprise, (excluding retrocessionaires) or use for its own benefit or for the benefit of any third party any Company Confidential Information or Company Customer Information. “Company Confidential Information” includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to THE COMPANY’s insurance and financial products, planned or existing computer systems architecture and software, data, and information of THE COMPANY as well as third party confidential information to which THE COMPANY has access. “Company Customer Information” includes all information provided by or at the direction of THE COMPANY about a customer of THE COMPANY or any affiliates of THE COMPANY, including but not limited to name, address, telephone number, email address, account or policy information, and any list or grouping of customers.

Notwithstanding the foregoing, the provisions of Section 28 shall not apply with respect to disclosing of the Product, the Specifications and/or Company Confidential Information which is already known to THE REINSURER or is or becomes publicly known through no wrongful act of THE REINSURER; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by THE REINSURER; or is approved for release by written authorization of THE COMPANY; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law. The foregoing exceptions do not apply to the disclosure of Company Customer Information, which may not be disclosed without THE COMPANY’s prior written consent.

The provisions of this Section 28 regarding Company Confidential Information shall survive the termination of the parties’ obligations under this Agreement for a period of two years, and the provisions of this Section 28 regarding Company Customer Information shall survive the termination of the parties’ obligations under this Agreement for a period of five years.

THE REINSURER certifies that it has implemented and will maintain an effective information security program to protect THE COMPANY’s Customer Information, which program includes administrative, technical, and physical safeguards:

(a)	to ensure the security and confidentiality of Customer Information;
(b)	to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and
•	to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to THE COMPANY or its affiliates, or to customers of any of them.

In the event that Company Confidential Information or Company Customer Information in THE REINSURER’s possession is disclosed to an unauthorized third party, THE REINSURER shall immediately advise THE COMPANY and take steps to prevent further disclosure.

29.	MEDICAL INFORMATION BUREAU

THE REINSURER is required to strictly adhere to the Medical Information Bureau Rules, and THE COMPANY agrees to abide by these Rules, as amended from time to time. THE COMPANY will not submit a preliminary notice, application for reinsurance, or reinsurance cession to THE REINSURER unless THE COMPANY has a signed, currently required Medical Information Bureau authorization.

30.	GOVERNING LAW

This Agreement shall be governed by the laws of New Jersey without giving effect to the principles of conflicts of laws thereof.

31.	ASSIGNMENT

This Agreement is not assignable by either party except by the express written consent of the other.

32.	ACCESS TO RECORDS

THE REINSURER and THE COMPANY, or their duly authorized representatives, will have the right to inspect, copy or reproduce original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Upon request, specific original papers, records and documents may be copied or reproduced. Such access will be provided during regular business hours at the office of the inspected party.

33.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

34.	REINSURANCE ADMINISTRATION

THE COMPANY shall perform all duties with respect to the administration of the reinsurance under this Agreement on the portion of the policies reinsured under this Agreement.

35.	NONWAIVER

No forbearance on the part of either party to insist upon compliance by the other party with any of the terms of this Agreement shall be construed as, or constitute a waiver of, any of the terms of this Agreement.

36.	COUNTERPARTS

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

37.	FINANCIAL REPORTS

Upon request, each party shall furnish to the other its respective NAIC Convention Blank Statements, as required by their respective state laws, within fifteen days after such request.

38.	OFFSET

Any debts or credits, in favor of or against either THE REINSURER or THE COMPANY with respect to this Agreement or any other reinsurance agreements between the parties are deemed mutual debts or credits and may be offset and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

39.	SURVIVAL

Sections 23, 27 and 28 of this Agreement shall survive the recapture, termination or expiration of this Agreement.

40.	SERVICE OF SUIT

Each party’s agent for service of process is authorized and directed to accept service of process on behalf of such party in any such suit and/or, upon the request of the other party, to give a written undertaking to that party that the agent for service of process will enter a general appearance on behalf of that party in the event that such a suit shall be instituted. THE REINSURER hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of New Jersey, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of THE COMPANY arising out of this Agreement, and hereby designates the agent for service of process as the firm to whom said officer is authorized to mail such processor a true copy thereof

41.	NOTICES

All notices and other communications under this Agreement will be effective when received and sufficient if given in writing and delivered by confirmed facsimile transmission, by certified or registered mail, or by an overnight delivery service of general commercial use (such as UPS, Federal Express or Airborne), addressed to the attention of the applicable party described as follows, or any successor thereof:

a.	NOTICES SENT TO THE COMPANY

Nicholas Simonelli

The Prudential Life Insurance Company of America

213 Washington Street

Newark, New Jersey 07102-2992

b.	NOTICES SENT TO THE REINSURER

Serge Goulet

Executive Vice President, Administration

Optimum Re Insurance Company

3434 Fairmount Street

Dallas, Texas 75219

42.	MATERIAL BREACH

If THE COMPANY or THE REINSURER breaches any provision of this Agreement in a material way, the party discovering such breach shall notify in writing the other party of the existence of such breach. Once notified, the other party shall have sixty days from the date such notification was mailed to provide to the notifying party evidence that the breach has been remedied. In the event the party who has committed the breach has failed to remedy such breach, the other party will have the right to either terminate the reinsurance with respect to all of the policies reinsured hereunder or propose an adjustment to the reinsurance rates. If the parties cannot agree as to the materiality of the breach, then such dispute would be resolved in accordance with the 'Arbitration' provision of this Agreement.

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of January 1, 2005.

THE PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA	OPTIMUM RE INSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

SCHEDULE A

REINSURANCE COVERAGE

1.	POLICIES REINSURED:

This Agreement covers the following plans and policies:

•	PruLife Custom Premier (VUL II)
•	PruLife Custom Premier II (VUL 2004) – (PLNJ) (Form Number VUL-2004 and all state variations)
•	PruLife Advisor Select 2002 (ProFunds) – (Form Number VULPAS 2002 and all state variations)
•	Target Term Rider (TTR) (currently available on VUL 2004 and ProFunds policies)

Excluded from reinsurance under this Agreement are the Waiver of Premium and Accidental Death Benefits included in the above-reinsured policies. Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder. Included under this Agreement is the Living Needs Benefit rider.

2.	AUTOMATIC PORTION REINSURED:

THE REINSURER will automatically reinsure an amount equal to 10% of the net amount at risk related to the face amount of insurance that is in excess of $500,000, up to the First Layer of

Coverage amounts shown in Schedule A, Section 5 below.

3.	AUTOMATIC PORTION RETAINED:

THE COMPANY will retain at least 10% of the net amount at risk up to the First Layer of Coverage amounts shown in Schedule A, Section 5 below. THE COMPANY may cede up to 80% of the policy risk amount on a first-dollar quota share basis to other reinsurers. In addition, THE COMPANY will retain 100% of the policy risk amount in excess of the First Layer of Coverage. THE COMPANY will also retain THE REINSURER’s share of the first $500,000.

4.	NET AMOUNT AT RISK

The policy risk amount reinsured under this Agreement is the net amount at risk, which is determined as of the issue date and each subsequent policy anniversary and is defined as the death benefit minus the contract fund.

5.	AUTOMATIC ACCEPTANCE LIMIT:

For any policy to be reinsured under automatic reinsurance, the face amount will not exceed the limits shown in the following tables:

US/Canadian Residents – No Foreign Travel

Non-Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
0 - 65	$65,000,000	$65,000,000	$46,400,000
66 - 70	$60,900,000	$55,900,000	$35,400,000
71 - 75	$46,400,000	$43,400,000	$23,400,000
76 – 77	$26,400,000	$23,400,000	$15,900,000
78 –80	$21,900,000	$18,900,000	$11,400,000
81 – 85	$13,400,000	$11,400,000	None
86 – 90	$5,250,000	$4,150,000	None

Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
15 – 65	$64,900,000	$64,900,000	$46,400,000
66 – 70	$50,900,000	$50,900,000	$34,400,000
71 – 75	$41,400,000	$41,400,000	$23,400,000
76 – 77	$23,400,000	$23,400,000	$14,900,000
78 – 80	$18,900,000	$18,900,000	$10,400,000
81 – 85	$11,400,000	$10,400,000	None
86 - 90	$4,250,000	$3,150,000	None

US/Canadian Residents – Foreign Travel

Issue Age	No Substandard Rating	Rating Class –A-D	Rating Class E-H
0 - 70	$20,000,000	$15,000,000	None
71 - 75	$15,000,000	$10,000,000	None
76 – 90	None	None	None

First Layer Amounts

For any policy to be reinsured under automatic reinsurance, the amounts subject to reinsurance are the First Layer of Coverage amounts shown in the following tables. First Layer amounts do not vary by smoker status:

US/Canadian Residents – No Foreign Travel

Issue Age	Preferred Best-Rating Class D	Rating Class E-H
0 - 65	$ 50,000,000	$ 35,000,000
66 - 70	$ 40,000,000	$ 25,000,000
71 - 75	$ 35,000,000	$ 15,000,000
76 – 77	$ 15,000,000	$ 10,000,000
78 – 80	$ 10,000,000	$ 5,000,000
81 – 85	$ 5,000,000	None
86 – 90	$ 1,500,000	None

US/Canadian Residents – Foreign Travel

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
0 - 70	$20,000,000	$15,000,000	None
71 - 75	$15,000,000	$10,000,000	None
76 – 90	None	None	None

Binding Limits

For any policy to be reinsured under automatic reinsurance, the amounts reinsured with THE REINSURER on that life will not exceed the amounts in the following tables:

US/Canadian Residents – No Foreign Travel

Issue Age	Preferred Best-Rating Class D	Rating Class E-H
0 - 65	$ 4,950,000	$ 3,450,000
66 - 70	$3,950000	$2,450,000
71 - 75	$3,450,000	$1,450,000
76 – 77	$ 1,450,000	$950,000
78 – 80	$ 950,000	$450,000
81 – 85	$ 450,000	None
86 – 90	$100,000	None

US/Canadian Residents – Foreign Travel

Issue Age	No Substandard Rating – Rating Class C	Rating Class D – E	Greater than Rating Class E
0 - 70	$1,950,000	$1,450,000	None
71 - 75	$1,450,000	$950,000	None
76 – 90	None	None	None

6.	JUMBO LIMIT:

For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies will not exceed the amounts in the following tables:

US/Canadian Residents- No Foreign Travel

For VUL 2004:

Issue Age	Preferred Best – Rating Class E	Rating Class F – H
0 - 80	$65,000,000	$65,000,000
81 - 85	$30,000,000	$30,000,000
86 - 90	$10,000,000	$10,000,000

For ProFunds policies, the jumbo limit is $65,000,000 for all ages and rating classes.

Note: When a policy is reinsured under automatic reinsurance and the total amount in force and applied for in all companies exceeds $50,000,000, THE REINSURER must be notified. The notification should include the following: the applicant’s name and date of birth, the amount applied for, the amount in force, including any policies that might be replaced, any details concerning other pending applications including those with other companies and the amounts to be ceded and retained

US/Canadian Residents – Foreign Travel

Issue Age	Preferred Best – Rating Class E	Rating Class F – H
0–75	$35,000,000	None
76-90	None	None

7.	OCCUPATION EXCLUSION FOR AUTOMATIC REINSURANCE:

•	Entertainers
•	High Profile Athletes

8.	FOREIGN TRAVEL EXCLUSIONS:

Applications by US/Canadian residents with foreign travel will be excluded from automatic reinsurance and handled on a facultative basis if the following conditions apply:

•	The amount of insurance is in excess of $1 million and
•

Travel is to a country categorized as “C” or “D” under the THE COMPANY’s underwriting practices, where the expected travel is greater than or equal to three months or travel is to an “E” rated country where the expected travel is greater than one month or any travel to an “F” rated country.

9.	REPORTING PERIOD:

The reporting period will be monthly.

10.	RESERVES FOR REINSURANCE:

The statutory reserve is the one-month term reserve on the portion of each policy reinsured. This reserve will be at least as great as the minimum requirements specified in the standard valuation law for the applicable year of issue.

11.	MINIMUM CESSION:

The minimum amount per cession that can be reinsured with THE REINSURER is $1.00.

14.	LETTER OF CREDIT PROVISIONS:

a.

Under the circumstances described in Section 13 of this Agreement, THE REINSURER may apply for and provide to THE COMPANY one or more letters of credit (individually a “Letter of Credit” or collectively, the “Letters of Credit”) so as to avoid triggering THE COMPANY’s right of recapture under Section 21 of this Agreement. If THE REINSURER elects to do so, each of the Letters of Credit must individually satisfy the requirements of subsections b., c. and d. below and all of the Letters of Credit collectively must satisfy the requirements of subsections e. and f. below. In addition, each Letter of Credit individually and all of the Letters of Credit collectively must satisfy any other applicable legal or regulatory requirements of New Jersey that must be complied with in order to ensure that THE COMPANY is entitled to take the maximum credit for the risks ceded under this Agreement on its financial statements.

b.

Each of the Letters of Credit must: (I) be an original and signed by an authorized official of the issuing bank or an authorized official of the confirming bank (in the case of a confirmation meeting the requirements of this Section); (II) contain an issuance date and contain an expiry date that is no earlier than one calendar year from the issuance date; (III) be issued or confirmed by a “Qualified Bank” (as defined in subsection c. below) that is acceptable to THE COMPANY; (IV) be issued on behalf of THE REINSURER as the “Applicant” and include such indication in a boxed area that states it is “For Internal Identification Purposes Only” (or similar words to that effect) and that does not affect the terms of the Letter of Credit or the bank’s obligations thereunder; (V) be issued to THE COMPANY as “Beneficiary” and expressly indicate in the body of the Letter of Credit that the definition of the “Beneficiary” under the Letter of Credit includes any successor of THE COMPANY by operation of law, including, without limitation, any liquidator, rehabilitator, receiver, or conservator for THE COMPANY; (VI) be issued, presentable and payable at an office of the issuing or confirming bank within the United States; (VII) be “clean and unconditional” (meaning that the Letter of Credit makes no reference to any other agreement, document or entity and provides that the Beneficiary need only draw a sight draft under the Letter of Credit or confirmation and present it to promptly obtain funds and that no other document need be presented); (VIII) contain a statement that it is not subject to any agreement, condition or qualification outside the Letter of Credit itself; (IX) contain a statement to the effect that the obligation of the issuing bank under the Letter of Credit is an individual obligation of such bank and is in no way contingent upon reimbursement with respect thereto; (X) be irrevocable and contain an “evergreen clause” (meaning that the letter of credit or confirmation cannot be revoked prior to its expiry date and that it will automatically renew prior to the occurrence of the expiry date unless written notice sent by U.S. registered mail has been delivered to THE COMPANY as Beneficiary at the notice address stipulated in subsection d. of this Section not less than 30 days prior to the expiry date); (XI) state that it is subject to and governed by the laws of the State of New Jersey and the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 500) and that, in the event of any conflict, the laws of the State of New Jersey will control; and (XII) contain a provision for an extension of time, of not less than 30 days after resumption of business, to draw against the Letter of Credit in the event that one or more of the occurrences described in article 17 of Publication 500 occurs.

c.

As used in subsection b. of this Section, the term “Qualified Bank” shall mean a bank or trust company that: (I) is organized and existing, or in the case of a branch or agency office of a foreign banking organization is licensed, under the laws of the United States or any state thereof; (II) is regulated, supervised and examined by United States Federal or state authorities having regulatory authority over banks and trust companies; (III) is determined by the Securities Valuation Office of the National Association of Insurance Commissioners to meet such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of banks and trust companies whose letters of credit will be acceptable to insurance regulatory authorities; (IV) is not a foreign branch office of a bank or trust company organized and existing in the United States; and (V) is not a parent, subsidiary or affiliate of THE COMPANY or THE REINSURER.

d.

Each Letter of Credit must indicate that notices of non-renewal will be sent to the following address, or such other address as may be indicated in a notice sent by THE COMPANY to the issuing or confirming bank:

Chief Actuary

The Prudential Insurance Company of America

213 Washington Street

Newark, New Jersey 07102-2992

e.

All of the Letters of Credit must, in the aggregate, provide for a maximum amount that can be drawn thereunder of a sum that is at least equal to the amount that the THE COMPANY has indicated will be required under this Agreement and under the respective terms of all other related reinsurance agreements between THE REINSURER and THE COMPANY, as defined in the respective reinsurance agreements. Such Letters of Credit shall collectively be subject to a maximum of $500,000. By November 1st of each year, THE COMPANY will indicate to THE REINSURER the aggregate coverage amount needed under all of the Letters of Credit as well as any other information necessary for THE REINSURER to provide THE COMPANY the required Letters of Credit. THE REINSURER will provide any additional Letter of Credit requested within 30 days of notice received from THE COMPANY. The cost for all Letters of Credit furnished and maintained under this Agreement will be borne solely by THE REINSURER.

f.

THE REINSURER and THE COMPANY agree that any or all of the Letters of Credit provided by THE REINSURER pursuant to the provisions of this Agreement may be drawn upon in full or in part at any time, notwithstanding any other provisions in this Agreement, and may be utilized by THE COMPANY or any successor of THE COMPANY by operation of law including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY, exclusively for any of the following purposes:

•	to reimburse THE COMPANY for THE REINSURER’s share of premiums returned to the owners of policies reinsured under the reinsurance agreement on account of cancellations of such policies;

•	to reimburse THE COMPANY for THE REINSURER’s share of benefits or losses paid by THE COMPANY under the terms and provisions of the policies reinsured under this Agreement;

•to pay any other amounts THE COMPANY claims are due under this Agreement:

It is understood that any amount drawn by THE COMPANY, which exceeds the amounts described in items i, ii and iii above will be reimbursed to THE REINSURER upon request.

g.

THE REINSURER and THE COMPANY agree that any or all of the Letters of Credit provided by THE REINSURER pursuant to the provisions of this Agreement may be drawn upon in full or in part upon notice of non-renewal of the Letter of Credit, notwithstanding any other provisions in this Agreement, and may be utilized by THE COMPANY or any successor by operation of law of THE COMPANY including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY for the following purpose:

i.

to fund an account with THE COMPANY in an amount at least equal to the deduction, for reinsurance ceded, from THE COMPANY’s liabilities for policies ceded under this Agreement. Such amount shall include, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums. Any amount drawn against the Letters of

Credit by THE COMPANY to fund such account will bear interest equal to the sum of the London Interbank Office Rate, U.S. Denomination-Fixed Twelve-month, (LIBOR) as of the beginning of the calendar quarter plus 40 basis points. Such interest will be calculated daily and payable to THE REINSURER on a monthly basis.

All of the foregoing will be applied without diminution because of insolvency on the part of THE COMPANY or THE REINSURER.

THE REINSURER further acknowledges and agrees that THE COMPANY or any successor of THE COMPANY by operation of law including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY may draw upon any or all of the Letters of Credit in full or in part in the event that: (I) a notice of cancellation or non-renewal has been issued by the issuing or confirming bank under any of the Letters of Credit and THE REINSURER has not obtained one or more replacement letters of credit that satisfy all of the applicable requirements of this Section  by that date which is ten days prior to the earliest expiry date of the Letter of Credit or Letters of Credit as to which notice of cancellation or non-renewal has been sent; or (II) the maximum amount that may be drawn under any of the Letters of Credit has been reduced or THE COMPANY has communicated to THE REINSURER in accordance with the provisions of subsection e. of this Section a need to increase the aggregate amount available under all of the Letters of Credit and THE REINSURER has not obtained one or more replacement Letters of Credit or one or more additional Letters of Credit so that all issued and outstanding Letters of Credit that will remain in effect provide for coverage in an amount sufficient to meet the requirements of subsection e. of this Section.

15.	RISK RETENTION LIMITS:

The total amount of insurance retained on an individual life for THE COMPANY and its affiliates will not exceed the risk retention limits in the following tables:

Non-Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
0 - 65	$30,000,000	$25,000,000	$15,000,000
66 - 70	$25,000,000	$20,000,000	$13,000,000
71 - 75	$15,000,000	$12,000,000	$10,000,000
76 – 80	$13,000,000	$10,000,000	$7,000,000
81 – 85	$9,000,000	$7,000,000	$5,000,000
86 – 90	$4,000,000	$3,000,000	$2,000,000

Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
15 – 65	$20,000,000	$20,000,000	$15,000,000
66 – 70	$15,000,000	$15,000,000	$12,000,000
71 – 75	$10,000,000	$10,000,000	$10,000,000
76 – 80	$10,000,000	$10,000,000	$6,000,000
81 – 85	$7,000,000	$6,000,000	$4,000,000
86 - 90	$3,000,000	$2,000,000	$2,000,000

SCHEDULE B

AUTOMATIC AND FACULTATIVE REINSURANCE PREMIUMS

1.	STANDARD ANNUAL REINSURANCE PREMIUMS

The standard annual reinsurance premiums per $1,000 of net amount at risk for all cessions of automatic and facultative reinsurance will be the product of the factors below and the rates in the 1985-90 Basic Select & Ultimate Table attached to this Schedule B. The rates in this table are sex and smoker distinct, age last birthday.

VUL 2004 & ProFunds:

Underwriting Class	VUL2004 and ProFunds All face amounts
Class 1 - Preferred Best	40.0%
Class 2 – Preferred Plus	45.0%
Class 3 – Preferred Non-Smoker	50.0%
Class 4 – Non-Smoker	70.0%
Class 5 – Preferred Plus Smoker	85.0%
Class 6 - Smoker	135.0%

2.	SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

The substandard extra premiums are available on classes 4 and 6 (Non-Smoker and Smoker). For substandard issues, the substandard extra reinsurance premium (plus any flat extra) is payable for 20 years. After this period, the base reinsurance premium (plus any flat extra) is payable until the end of the premium paying period.

The substandard extra annual reinsurance premiums per $1,000 for substandard issues will be the product of the base reinsurance premiums per $1,000 and the factor for the appropriate rating class. Note that this is the total premium rate, including both the base and substandard extra premium rates.

The factors are as follows:

	VUL 2004/ProFunds
Rating Class	Expected Mortality	Factor
A	130-150%	1.40
B	151-175%	1.65
C	176-200%	1.90
D	201-250%	2.25
E	251-300%	2.75
F	301-350%	3.25
G	351-400%	3.75
H	401-500%	4.50

3.	FLAT EXTRA REINSURANCE PREMIUMS

The flat extra reinsurance premium per $1,000 will be the product of flat extra premiums charged by THE COMPANY and the factors in the following table:

Permanent Flat Extra Premiums (i.e., for more than 5 years duration)
First year	.25
Renewal year	.90

Temporary Flat Extra Premiums (i.e., for 5 years duration or less)
All years	.90

4.	AGE BASIS

Age Last Birthday.

5.	PREMIUM TAXES

Premium taxes are not reimbursed.

6.	POLICY FEE

The reinsurance premium does not include a policy fee.